Exhibit (a)(1)(C)

Providing the Link to the Exchange Offer Election Form on the Option Exchange Portal

From: AwardTraq Exchange

Subject: Welcome to the Option Exchange Portal

Hello [First Name],

ADC Therapeutics has created a user account for you in the AwardTraq Option Exchange Portal.

Your username is [insert username].

Click here to set your password and access your account.

You can also use the following web address to visit the option exchange portal: exchange.awardtraq.com.

For any questions, please contact hr@adctherapeutics.com.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.